Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FIRST QUARTER 2010 RESULTS

Bethpage, N.Y., May 6, 2010 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2010.

First quarter consolidated net revenues grew 5.2% to $1.752 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow, offset by a decline at Newsday.  Consolidated adjusted operating cash flow (“AOCF”) (1) grew 7.6% to $610.4 million and consolidated operating income grew 21.6% to $355.1 million, both compared to the prior year period.

Operating highlights for the first quarter 2010 include:

•                  Free Cash Flow from Continuing Operations(1) of $240.5 million

•                  Revenue Generating Units (“RGU”) additions of 97,900 for the first quarter

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $146.15 in the first quarter of 2010

•                  Cable advertising revenue growth of 35.1% in the first quarter of 2010, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “Cablevision had a strong start to 2010.  Subscriber increases across all of our consumer services, including basic video, fueled our growth in cable, and continued our industry-leading penetration rates for yet another quarter.  Meanwhile, Rainbow National Services achieved strong revenue growth and double-digit AOCF growth, driven largely by significant increases in both advertising and affiliate revenue.  For the first quarter, Cablevision also generated $240 million in free cash flow.  Given our strong performance, we have increased our dividend by 25 percent, enabling us to provide even more value to our shareholders,” concluded Mr. Dolan.

Results from Continuing Operations (2)

Segment results for the quarters ended March 31, 2010 and 2009 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q1 2010	Q1 2009	Q1 2010	Q1 2009	Q1 2010	Q1 2009
Telecommunications	$1,406.0	$1,328.3	$564.8	$521.1	$354.7	$294.0
Rainbow	265.1	249.3	76.7	71.5	43.6	38.7
Newsday	74.7	83.4	1.2	0.1	(4.7)	(7.2)
Other (including eliminations)	6.6	4.6	(32.3)	(25.3)	(38.5)	(33.5)
Total Company	$1,752.4	$1,665.6	$610.4	$567.4	$355.1	$292.0

(1)          See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

(2)          Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the first quarter 2010 rose 5.9% to $1.406 billion, AOCF grew 8.4% to $564.8 million and operating income increased 20.6% to $354.7 million, all compared to the prior year period.

Cable Television

Cable Television first quarter 2010 net revenues increased 5.6% to $1.343 billion, AOCF rose 7.8% to $539.0 million and operating income increased 19.6% to $349.7 million, each compared to the prior year period.  The first quarter 2010 increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates.

The first quarter 2010 results reflect:

•                  Basic video customers up 900 from December 2009 and down 37,900 or 1.2% from March 2009

•                  iO: Interactive Optimum digital video customers up 12,000 or 0.4% from December 2009 and 58,500 or 2.1% from March 2009

•                  Optimum Online high-speed data customers up 42,600 or 1.7% from December 2009 and 125,400 or 5.0% from March 2009

•                  Optimum Voice customers up 42,300 or 2.1% from December 2009 and 165,400 or 8.6% from March 2009

•                  Revenue Generating Units up 97,900 or 0.9% from December 2009 and 311,400 or 3.0% from March 2009

•                  Cable Television RPS of $146.15, up $2.12 or 1.5% from the fourth quarter of 2009 and up $9.60 or 7.0% from the first quarter of 2009.

Optimum Lightpath

For first quarter 2010, Lightpath net revenues increased 6.1% to $68.1 million, AOCF increased 22.9% to $25.9 million and operating income increased $3.3 million to $5.0 million, each as compared to the prior year period.  The improved results were driven primarily by an increase in revenue from Ethernet services offset in part by a slight increase in operating expenses to support the increase in Ethernet installations.

Rainbow

Rainbow consists of Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance Channel, News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the first quarter of 2010 increased 6.3% to $265.1 million, AOCF rose 7.3% to $76.7 million, and operating income grew 12.6% to $43.6 million, all compared to the prior year period.

AMC/WE tv/IFC

First quarter 2010 net revenues grew 9.5% to $212.6 million, AOCF grew 17.2% to $99.5 million and operating income grew 21.3% to $82.6 million, each compared to the prior year period.

The first quarter 2010 AOCF results reflect:

•                  Viewing subscriber increases of 2.2% at WE tv, 2.0% at IFC and 1.8% at AMC, all compared to March 2009

•                  An 8.1% increase in affiliate revenue compared to the prior year period

•                  An 11.6% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC and WE tv

•                  A 3.6% increase in operating costs compared to the prior year period, primarily due to increased programming costs at AMC and WE tv offset in part by a decrease in marketing.

Other Programming

First quarter 2010 net revenues decreased 6.7% to $57.0 million, AOCF declined $9.4 million to a deficit of $22.8 million and operating loss increased by $9.6 million to a loss of $39.0 million, all as compared to the prior year period.  The revenue decline was primarily the result of the discontinuation of the VOOM HD domestic programming business in January 2009.  AOCF deficit and operating loss were impacted by higher legal fees as well as increased costs at Sundance in 2010.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, a group of weekly shopper publications.

Newsday’s first quarter 2010 net revenues decreased 10.4% to $74.7 million, AOCF improved $1.1 million to $1.2 million and operating loss improved $2.5 million to a loss of $4.7 million, all compared to the prior year period.  The revenue decline was primarily due to a 12.7% decrease in advertising revenue.   The improved AOCF was a result of expense reductions in newsprint and compensation which more than offset the decline in revenue.

Other Matters

In addition, on May 5, 2010, the Board of Directors of Cablevision declared a quarterly dividend of $0.125 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on June 7, 2010 to shareholders of record at the close of business on May 17, 2010.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading telecommunications, media and entertainment companies. In addition to its Optimum-branded cable, Internet, and voice offerings, the company owns and operates News 12 Networks, MSG Varsity and Newsday Media Group. Cablevision’s assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas. Additional information about Cablevision is available on the Web at http://www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 70146500

Conference call replay number (706) 645-9291/ Conference ID Number 70146500 until May 13, 2010

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010 (a)	2009 (a)

Revenues, net	$1,752,401	$1,665,612

Adjusted operating cash flow	$610,440	$567,361
Share-based compensation expense	(13,683)	(12,313)
Restructuring credits	209	172
Operating income before depreciation and amortization	596,966	555,220
Depreciation and amortization (including impairments)	241,893	263,263
Operating income	355,073	291,957
Other income (expense):
Interest expense, net	(182,660)	(192,155)
Gain on sale of programming interests, net	102	766
Gain (loss) on investments, net	42,292	(70,282)
Gain (loss) on equity derivative contracts, net	(35,033)	58,625
Loss on interest rate swap contracts, net	(35,109)	(33,736)
Loss on extinguishment of debt and write-off of deferred financing costs	—	(21,857)
Miscellaneous, net	373	142
Income from continuing operations before income taxes	145,038	33,460
Income tax expense	(66,728)	(16,569)
Income from continuing operations	78,310	16,891
Income (loss) from discontinued operations, net of income taxes	(4,122)	4,127
Net income	74,188	21,018
Net loss (income) attributable to noncontrolling interests	(28)	199
Net income attributable to Cablevision Systems Corporation shareholders	$74,160	$21,217

Basic net income (loss) per share attributable to Cablevision Systems Corporation shareholders:

Income from continuing operations	$0.27	$0.06
Income (loss) from discontinued operations	$(0.01)	$0.01
Net income	$0.25	$0.07
Basic weighted average common shares (in thousands)	293,884	290,769

Diluted net income (loss) per share attributable to Cablevision Systems Corporation shareholders:

Income from continuing operations	$0.26	$0.06
Income (loss) from discontinued operations	$(0.01)	$0.01
Net income	$0.24	$0.07
Diluted weighted average common shares (in thousands)	302,826	294,430

Amounts attributable to Cablevision Systems Corporation shareholders:

Income from continuing operations, net of income taxes	$78,282	$17,090
Income (loss) from discontinued operations, net of income taxes	(4,122)	4,127
Net income	$74,160	$21,217

(a)                      Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended March 31,
	2010 (a)	2009 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$387,162	$351,065
Less: capital expenditures (d)	(146,694)	(168,962)
Consolidated free cash flow from continuing operations	$240,468	$182,103

(a)                      Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Discontinued operations used a total of $5.6 million in cash for the three months ended March 31, 2010 and provided a total of $12.2 million in cash for the three months ended March 31, 2009.

(b)                     See non-GAAP financial measures on page 3 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2010 (a)	2009 (a)	Change

Cable Television	$1,343,372	$1,272,155	5.6%
Optimum Lightpath	68,148	64,214	6.1%
Eliminations (b)	(5,515)	(8,070)	31.7%
Total Telecommunications	1,406,005	1,328,299	5.9%
AMC/WE tv/IFC	212,581	194,061	9.5%
Other Programming (c)	57,039	61,126	(6.7)%
Eliminations (b)	(4,554)	(5,931)	23.2%
Total Rainbow	265,066	249,256	6.3%
Newsday	74,732	83,416	(10.4)%
Other (d)	18,396	19,566	(6.0)%
Eliminations (e)	(11,798)	(14,925)	21.0%
Total Cablevision	$1,752,401	$1,665,612	5.2%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2010 (a)	2009(a)	Change	2010 (a)	2009 (a)	Change

Cable Television	$538,986	$500,045	7.8%	$349,692	$292,367	19.6%
Optimum Lightpath	25,852	21,037	22.9%	4,966	1,650	—
Total Telecommunications	564,838	521,082	8.4%	354,658	294,017	20.6%
AMC/WE tv/IFC	99,489	84,912	17.2%	82,582	68,102	21.3%
Other Programming (c)	(22,779)	(13,411)	(69.9)%	(39,032)	(29,412)	(32.7)%
Total Rainbow	76,710	71,501	7.3%	43,550	38,690	12.6%
Newsday	1,194	73	—	(4,703)	(7,211)	34.8%
Other (f)	(32,302)	(25,295)	(27.7)%	(38,432)	(33,539)	(14.6)%
Total Cablevision	$610,440	$567,361	7.6%	$355,073	$291,957	21.6%

(a)                      Operating results of Madison Square Garden and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Represents net revenues of Clearview Cinemas, MSG Varsity, PVI Virtual Media and certain other items.

(e)                      Represents inter-segment revenues.

(f)                        Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, MSG Varsity, PVI Virtual Media, and certain other items.  In addition, 2009 amounts include costs historically allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	March 31, 2010	December 31, 2009	March 31, 2009
Revenue Generating Units (in thousands)
Basic Video Customers	3,064	3,063	3,102
iO Digital Video Customers	2,905	2,893	2,846
Optimum Online High-Speed Data Customers	2,610	2,568	2,485
Optimum Voice Customers	2,095	2,052	1,930
Total Revenue Generating Units	10,674	10,576	10,363

Customer Relationships (in thousands) (a)	3,328	3,314	3,325

Homes Passed (in thousands)	4,843	4,829	4,756

Penetration
Basic Video to Homes Passed	63.3%	63.4%	65.2%
iO Digital to Basic Penetration	94.8%	94.4%	91.7%
Optimum Online to Homes Passed	53.9%	53.2%	52.3%
Optimum Voice to Homes Passed	43.3%	42.5%	40.6%

Revenues for the three months ended (dollars in millions)

Video (b)	$803	$778	$762
High-Speed Data	294	291	282
Voice	198	198	187
Advertising	26	33	19
Other (c)	22	24	22
Total Cable Television Revenue	$1,343	$1,324	$1,272

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$146.15	$144.03	$136.55

(a)                      Number of customers who receive at least one of the company’s services.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW

	March 31, 2010	December 31, 2009	March 31, 2009
Viewing Subscribers (in thousands)
AMC	88,000	87,700	86,500
WE tv	63,000	62,500	61,700
IFC	50,500	50,100	49,600
Sundance	39,000	37,900	33,100

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

		March 31, 2010
	CAPITALIZATION

	Cash and cash equivalents	$318,866

	Bank debt	$5,361,250
	Senior notes and debentures	5,326,453
	Senior subordinated notes	323,881
	Collateralized indebtedness	375,832
	Capital lease obligations	55,165
	Debt	$11,442,581

	LEVERAGE

	Debt	$11,442,581
Less:	Collateralized indebtedness of unrestricted subsidiaries (a)	375,832
	Cash and cash equivalents	318,866
	Net debt	$10,747,883

		Leverage Ratios (b)
	Consolidated net debt to AOCF leverage ratio (a) (c)	4.4x
	Restricted Group leverage ratio (Bank Test) (d) (e)	3.6x
	CSC Holdings notes and debentures leverage ratio (d) (e)	3.6x
	Cablevision senior notes leverage ratio (e) (f)	4.8x
	Rainbow National Services notes leverage ratio (g)	3.0x

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     Leverage ratios are based on face amount of outstanding debt.

(c)                      AOCF is annualized based on the first quarter 2010 results, as reported.

(d)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $1.9 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.22 billion.

(e)                      Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(f)                        Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $1.9 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)                     Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $395.3 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2010 (a)	2009 (a)
CAPITAL EXPENDITURES

Consumer premise equipment	$78,698	$101,033
Scalable infrastructure	15,228	22,088
Line extensions	8,360	6,905
Upgrade/rebuild	3,650	3,450
Support	16,147	14,134
Total Cable Television	122,083	147,610
Optimum Lightpath	20,951	14,693
Total Telecommunications	143,034	162,303
Rainbow	1,207	1,671
Newsday	788	2,118
Other (Corporate, Theatres, MSG Varsity and PVI)	1,665	2,870
Total Cablevision	$146,694	$168,962

(a)          Capital expenditures of Madison Square Garden, now reflected in discontinued operations, are not included in the table above.